UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)          April 26, 2010

HI-TECH PHARMACAL CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

No. 0-20424	11-2638720
(Commission File Number)	(IRS Employer Identification No.)

369 Bayview Avenue, Amityville, New York	11701
(Address of Principal Executive Offices)	(Zip Code)

(631) 789-8228
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Hi-Tech Pharmacal Co., Inc. (the “Company”) and Dr. Kamel Egbaria entered into an employment agreement pursuant to which Dr. Egbaria is to serve as Chief Scientific Officer – Executive Vice President, effective April 26, 2010.

On April 28, 2010, the Company issued a press release (attached hereto as Exhibit 99.2) announcing the commencement of Dr. Egbaria’s employment.

The term of the employment agreement is until April 26, 2013, unless earlier terminated pursuant to the provisions of the agreement.  Dr. Egbaria is to receive an annual base salary of $350,000.  Upon each anniversary of the effective date during the term of the employment agreement, Dr. Egbaria’s salary will be increased by 5%.  Dr. Egbaria will be entitled to receive certain bonuses upon the submission with the FDA of Abbreviated New Drug Applications and further bonuses upon the approval by the FDA of same.  Dr. Egbaria shall also be entitled to participate in the Company’s executive bonus pool.  Dr. Egbaria shall receive, on the effective date, and upon each anniversary of the effective date (subject to approval by the Company’s Compensation Committee), an option to purchase 40,000 shares of the Company’s common stock, subject to the Company’s Amended and Restated Stock Option Plan.

The employment agreement provides that Dr. Egbaria’s employment shall terminate in the event of Dr. Egbaria’s death or total disability, or a termination for Cause, or a termination by Dr. Egbaria for Good Reason, or a termination by the Company upon six (6) months’ prior written notice (a “Discretionary Termination”).  In the case of a Discretionary Termination or a termination by Dr. Egbaria for Good Reason, Dr. Egbaria will be entitled to receive severance payments equal to the sum of (i) the greater of (A) six (6) months of Dr. Egbaria’s salary or (B) Dr. Egbaria’s salary for the balance of the term of the agreement and (ii) the bonus received by Dr. Egbaria for the year prior to such termination.  In addition, the Company will keep in effect all health insurance and benefits for a period equal to the lesser of the balance of the term of the agreement or until Dr. Egbaria obtains similar benefits from a new employer.  Dr. Egbaria is not entitled to receive severance in the event his employment is terminated for Cause, or as a result of his total disability or death.

In the event Dr. Egbaria’s employment is terminated following a Change in Control (as defined in the agreement), except for a termination as a result of Cause, or Dr. Egbaria’s death or total disability, the Company will pay or cause its successor to pay to Dr. Egbaria, in cash, a lump sum within fifteen (15) days after the Change in Control Termination, an amount equal to two (2) times Dr. Egbaria’s base compensation which equals the sum of (i) his annual salary on the day preceding the Change in Control Termination, plus (ii) his annual bonus for the year immediately preceding the Change in Control Termination.  In addition, following a Change in Control Termination, the Company or its successor will keep in effect all health insurance and benefits for a period equal to the lesser of one year or until Dr. Egbaria obtains similar benefits from a new employer.

The employment agreement contains standard work for hire, confidentiality and indemnification provisions.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Employment Agreement of Kamel Egbaria

99.2	April 28, 2010 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2010	HI-TECH PHARMACAL CO., INC.

/s/ David Seltzer
Name: David Seltzer
Title: President and Chief Executive Officer